                                                             EXHIBIT 4 (g) (iii)



Filed with post-Effective Amendment No. 8 to this Registration Statement on Form N-4 on April 24, 1989.

                      METROPOLITAN LIFE LNSURANCE COMPANY


                                  ENDORSEMENT

     This endorsement amends this Contract by taking out provisions which were intended to qualify the contract as a funding vehicle under Section 408 of the Internal Revenue Code; adding provisions which will qualify this Contract as a deferred annuity under the Internal Revenue Code; and adding certain other provisions.

     As of its Date of Issue, this Contract is revised as follows:

      1. SECTION I-DEFINITIONS

         The first paragraph is replaced by:

         "You" and "Your" refer to the owner. If there is more than one owner named, they will be considered joint owners. Any owner may exercise any and all rights under the Contract unless the owner designation specifies otherwise.

      2. WHEN PAYABLE AND CREDITED
         a) The second sentence is replaced by:

            "Subsequent purchase payments may be made at any time while you are alive on or before the Retirement Date."

         b) The second paragraph is replaced by:

            "We have the right not to accept any amount if:

            (1) (a) for the Fixed Interest Account, the amount is less than $25 per payment, or more than $50,000 in a calendar month;

                (b) for the Separate Account, the amount is less than $25 per payment, or more than $500,000 in a calendar month; or

            (2) more than four years have passed since the date we received the last purchase payment for this Contract and your entire Account Balance is less than $800."

      3. RETIREMENT BENEFIT

         The second and third paragraphs are replaced by:

         "You may choose the Retirement Date by writing to us. The Retirement Date must be at least 30, and not more than 180, days after we receive your choice. However, you may choose a retirement date on which the annuitant is 85 or older only with our consent.

         If you have not chosen a Retirement Date, we will pay the Account Balance to you in one sum on the later of the tenth Contract anniversary, or your 70th Birthday."

      4. DEATH BENEFIT

         a) The first two sentences are replaced by:

            "If you die on or before the Retirement Date, we will pay the greater of: (1) the entire Account Balance, or (2) the total purchase payments made less any partial withdrawals, in a single sum to your beneficiary after we receive proof of death and a complete written claim. For this purpose, the Account Balance will be valued as of the date we receive proof of death and a complete written claim."

         b) The third, fourth and fifth sentences are replaced by:

            "Your beneficiary may choose to receive payment either in a single sum or under one of the income plans described in Section IV."

         c) The following is added:

            If you die on or after the Retirement Date and before the entire amount payable under an optional income plan has been distributed, the remaining amounts payable, if any, must be distributed at least as rapidly as under the method of distribution being used as of the date of death. If you die before the Retirement Date, the Account Balance must be distributed within five years of your death. Solely for the purpose of applying the limitations in this paragraph, if
            (i) any part of the Account Balance is payable to

                                                     (Continued on reverse side)



R.S. 1093  May 1987
            a beneficiary, (ii) such part is being distributed (in accordance with Treasury Regulations) over the life (or over a period not exceeding the life expectancy) of such beneficiary and (iii) such distribution starts not more than 1 year after the date of your death (or such later date allowed by Treasury Regulations), then the part being distributed to the beneficiary (even though, in fact, it is being distributed over an extended period) will be treated as though it were distributed in whole on the day on which such distribution begins. However, if your spouse is the beneficiary of any part of the death proceeds, the limitations of this paragraph will be applied by treating the surviving spouse as the owner. If joint owners are named, at the first death of an owner, payment will be made to the surviving owner(s). If the deceased owner's spouse is the surviving owner; a payment will not be made. Instead the surviving spouse will become the owner:

      5. DIVIDENDS

         The fourth sentence is deleted.

      6. WITHDRAWALS FROM YOUR ACCOUNTS

         a) Item (c) of the first full paragraph is replaced by:

               "(c) make payment to you of all, a specified whole percentage, or a specified dollar amount of the cash withdrawal value of your Contract."

         b) Item (d) of the first full paragraph is replaced by:

               "(d) make a transfer to the Fixed Interest Account, or to the Separate Account, or between Investment Divisions of the Separate Account, as you may direct. Not more than twelve transfers may be made in a calendar year."

         c) The words "or another funding vehicle" are deleted from the third paragraph.

      7. a) Item (a) under EARLY WITHDRAWAL CHARGE is deleted.

         b) Item (d) under EARLY WITHDRAWAL CHARGE is replaced by:

                 "(d) to any amount withdrawn from a subpart of the Fixed Interest Account on its Maturity Date or within 30 days thereafter."

      8. The Tables under AMOUNT OF EARLY WITHDRAWAL CHARGE are replaced by the following for withdrawals or transfers from the Fixed Interest Account:

                      OWNER'S AGE AT WITHDRAWAL
                      IF OWNER WAS AGE 59 OR UNDER
                      ON DATE OF CONTRACT                    COLUMN I       COLUMN II
                      ----------------------------           --------       ---------
                                          61 or less           0.07           1.07
                        at least 62 but less than 63           0.06           1.06
                        at least 63 but less than 64           0.05           1.05
                        at least 64 but less than 65           0.04           1.04
                        at least 65 but less than 66           0.03           1.03
                        at least 66 but less than 67           0.02           1.02
                        at least 67 but less than 68           0.01           1.01
                                          68 or more           0.00           1.00

              NUMBER OF FULL YEARS CONTRACT IS IN
              FORCE AT WITHDRAWAL IF OWNER WAS
              60 OR OVER ON DATE OF CONTRACT                 COLUMN I       COLUMN II
              -----------------------------------            --------       ---------
                                   less than 2                 0.07           1.07
                    at least 2 but less than 3                 0.06           1.06
                    at least 3 but less than 4                 0.05           1.05
                    at least 4 but less than 5                 0.04           1.04
                    at least 5 but less than 6                 0.03           1.03
                    at least 6 but less than 7                 0.02           1.02
                    at least 7 but less than 8                 0.01           1.01
                                     8 or more                 0.00           1.00


R.S. 1093  May 1987

     9.  The first sentence of the ADMINISTRATIVE CHARGES provision is replaced by:

         "Once each calendar year, we will deduct an Administrative Charge of up to $15 from your Fixed Interest Account Balance and an Administrative Charge of up to $15 from your Separate Account Balance."

     10. THE CONTRACT

         The last sentence is deleted.

     11. TAX QUALIFIED STATUS is replaced by:

         "ANNUITY STATUS--If necessary to preserve its status as an annuity and comply with Section 72(s) of the Internal Revenue Code, as amended from time to time, we have the right to (i) interpret the provisions of this Contract in a manner which we believe is consistent with the statute and with applicable Treasury Regulations (if and when they are promulgated) and (ii) amend this Contract. We will obtain your approval of any such amendment and when required by law, the approval of any appropriate regulatory authority. We will promptly give you a copy of any such amendment."

     12. ASSIGNMENT is replaced by:

         "COLLATERAL ASSIGNMENT--Your Contract may be assigned as collateral prior to the Retirement Date. All rights under the Contract will be transferred to the extent of the assignee's interest. We are not bound by any assignment unless it is in writing and until it is recorded at our Designated Office. We are not responsible for the validity of any assignment.

         After the Retirement Date, optional income plan payments may be assigned and, to the extent permitted by law, will not be subject to the claims of creditors."

     13. The following is added to the COMMUNICATIONS provision:

         "We may set up procedures to receive certain communications by telephone or other non-written means. If so, such communications will be deemed to have been received when actually received in accordance with such procedures."

     14. The following is added to the TERMINATION provision:

         "We may also so terminate this Contract if more than two full-years have passed since the date we received the last payment on your behalf and your monthly paid up annuity benefit would be less than $20."

     15. The first paragraph of the SUBPARTS OF THE FIXED INTEREST ACCOUNT provision is replaced by:

         "We will establish one or more subparts within the Fixed Interest Account from time to time for purchase payments or transfers received. Each amount to be added to the Fixed Interest Account will be added to the most recently established subpart. Each subpart will have a specified Maturity Date. The Maturity Date will be December 31st of the first, second, third or fourth calendar year, as we determine, following the calendar year after the subpart is established."

     16. The DEFINITIONS provision under OPTIONAL INCOME PLANS is replaced by:

         "Annuitant" means you or the person you choose if you have chosen an income plan, or your beneficiary or the person your beneficiary chooses if he or she has chosen an income plan.

     17. CHOICE OF INCOME PLANS

         a. The term "The Annuitant" is replaced by "You or your beneficiary"
         b. The term "spouse-beneficiary" is replaced by "beneficiary"
         c. The term "spouse" is replaced by "beneficiary"
         d. The phrase "consistent with the Code and applicable Treasury Regulations" is deleted
         e. The following is added:
            "Upon request, other income plans may be arranged with us."

     18. DURATION OF INCOME PLANS

         a. The term "spouse" in the second sentence is replaced by "beneficiary"

         b. The second and third paragraphs are deleted.

                                                    /s/ Richard M. Blackwell
                                                    ----------------------
                                                    Richard M. Blackwell
                                                    Vice-President and Secretary




R.S. 1093  May 1987